Exhibit 21.1

LIST OF SUBSIDIARIES OF

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Consolidated subsidiaries of the Registrant:

Borel Private Bank & Trust Company, a California corporation

Boston Private Bank & Trust Company, a Massachusetts state chartered trust company

Charter Bank, a Washington State corporation

First Private Bank & Trust, a California corporation

Anchor Capital Holdings, LLC, a Delaware limited liability company

Bingham, Osborn, & Scarborough, LLC, a California limited liability company

Dalton, Greiner, Hartman, Maher & Co. LLC, a Delaware limited liability company

KLS Professional Advisors Group, LLC, a Delaware limited liability company

Davidson Trust Company, LLC, a Pennsylvania limited liability company

Equity method investments of the Registrant:

Coldstream Holdings, Inc., an Oregon corporation